First Union National Bank
Structured Product Servicing
NCO828
301 South College Street, TW-9
Charlotte, North Carolina 28288-0828
704 374-2487
Fax 704 383-0387
Toll Free 800 786-9819

(LOGO)

OFFICER'S CERTIFICATE


       Reference is hereby made to that certain Pooling and Servicing Agreement dated as of December 11, 1997 by and among Credit Suisse First Boston Mortgage Securities Corp., as Depositor, First Union National Bank as Servicer, Lennar Partners, Inc., as Special Servicer, and The Norwest Bank Minnesota, National Association, as Trustee with respect to Commercial Mortgage Pass-Through Certificates, Series 1997-C2 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

1. Pursuant to Section 3.13 of this Agreement, I, Timothy E. Steward, Vice President of First Union National Bank, as Servicer (the" Servicer"), do hereby certify that:

2. A review of the servicing operations of the Servicer during the period from December 19, 1997 through December 31, 1997 and of performance under the Agreement during such period has been made under my supervision;

3. To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout the period December 19, 1997 through December 31, 1997.

4. To the best of my  knowledge, each related  sub-servicer  has  fulfilled  its
obligations  under  its   sub-servicing   agreement  in  all  material  respects
throughout the period December 19, 1997 through December 31, 1997.

5. The Servicer has received no notice regarding qualification, or challenging the status, of the Upper-Tier REMIC or Lower-Tier REMIC as a REMIC from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 25 day of March, 1998.

Timothy E. Steward
Vice President
First Union National Bank


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